NEWS RELEASE


FOR RELEASE FEBRUARY 12, 1998 AT 7:30 AM EST


Contact:  Allen & Caron Inc.        or        Edward J. Quilty, Chairman
            Mark Alvino (investors)             Derma Sciences, Inc.
            212/698-1360                        609/514-4744
            Owen Daley (media)
            714/252-8440


                      DERMA SCIENCES ANNOUNCES PRELIMINARY
                        FOURTH QUARTER, YEAR-END RESULTS


PRINCETON,   NJ  ()....Derma  Sciences,   Inc. (Nasdaq:  DSCI)  today  announced
preliminary unaudited results for its fourth quarter and year-ended December 31, 1997. Sales for the fourth quarter of 1997 were approximately $1.3 million, up 73 percent from sales of $750,000 for the prior year's fourth quarter, and up 18 percent from sales of $1.1 million for the third quarter ended September 30, 1997. For the 1997-year, sales were approximately $4.0 million compared to sales for the prior year of $4.6 million. The Company expects to report a loss for the fourth quarter of 1997 of approximately $200,000, down significantly from last year's fourth quarter loss of $1.1 million and this year's third quarter loss of $731,000. For the year-ended December 31, 1997, the loss is expected to be approximately $2.4 million, compared to a loss of $1.4 million for the year-ended December 31, 1996. The Company plans to release final audited results for 1997 during the second week of March.

According to Chairman Edward J. Quilty, Derma Sciences' management implemented a comprehensive program in the latter half of 1997 encompassing substantial changes in the Company's organization, products and distribution that are intended to return the Company to profitability. "The increase in sales and narrowing of losses during the fourth quarter of 1997, when compared to last year's fourth quarter and the third quarter of this year, are meaningful indications of the progress management is making in executing the Company's turnaround strategy," Quilty said.

Derma Sciences, Inc. is engaged in the development, marketing and sales of topical nutrient-based wound care products for the management of certain chronic, non-healing skin ulcerations such as pressure and venous ulcers, surgical incisions and burns.

Statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe,"
"anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements which may be made in this release or which are otherwise made by or on behalf of the Company. Factors which may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward looking statements include, but are not limited to, those discussed in the Company's filings with the Securities and Exchange Commission.